Exhibit 99.1

Zura Bio Enters into Sponsored Research Agreement with Benaroya Research Institute

•         Benaroya Research Institute to further characterize role of IL-7Rα in TSLP and IL-7 signaling pathways

•         Agreement underscores Zura Bio’s commitment to advancing science in immune-mediated disorders

September 12, 2023 05:00 AM Eastern Daylight Time

HENDERSON, Nev.--(BUSINESS WIRE)--Zura Bio Limited (Nasdaq: ZURA) (“Zura Bio”), a multi-asset clinical-stage biotechnology company focused on developing novel medicines for immune and inflammatory disorders, and Benaroya Research Institute (BRI), a Seattle based non-profit research institute within Virginia Mason Franciscan Health, announced that they have entered into a sponsored research agreement focused on further characterizing the pivotal role of Interleukin-7 receptor alpha (IL-7Rα) in Thymic Stromal Lymphopoietin (TSLP) and Interleukin-7 (IL-7) signaling pathways.

Zura Bio is currently advancing ZB-168, a monoclonal antibody targeting IL-7Rα, for the treatment of immune and inflammatory disorders. IL-7 and TSLP are important cytokines that play fundamental roles in regulating the development, differentiation, and maintenance of immune cells. This collaboration will further characterize the critical role for IL-7Rα in regulating these pathways and the potential impact on immune and inflammatory disorders.

At Benaroya Research Institute, this collaboration will leverage the expertise of Dr. Steve Ziegler, a world-renown authority in TSLP and IL-7 biology. Dr. Ziegler and his colleagues discovered that TSLP was instrumental in initiating the inflammatory cascade that leads to the development of asthma and other allergic diseases. Since then, the researchers also found TSLP to be critical in other immune system diseases. Dr. Ziegler has studied TSLP since 1993 and has developed many tools and strategies for studying the protein.

"We are thrilled to partner with the Benaroya Research Institute as we further explore the role of IL-7Rα in immune-mediated disorders," said Michael Howell, PhD, Chief Scientific Officer and Head of Translational Science at Zura Bio. “Dr. Ziegler's remarkable contributions to the field have significantly advanced the understanding of TSLP's role in immune responses. His presence within this collaboration adds a layer of scientific rigor and expertise to improve our understanding and pave the way for additional groundbreaking discoveries that can drive meaningful change in patient care."

About Zura Bio

Zura Bio is a multi-asset clinical-stage biotechnology company focused on developing novel medicines for immune and inflammatory disorders. Currently, Zura Bio is developing three assets which have completed Phase 1/1b studies and are Phase 2 ready. The company is developing a portfolio of therapeutic indications for ZB-106 (tibulizumab), ZB-168, and ZB-880 (torudokimab) with a goal of demonstrating their efficacy, safety, and dosing convenience in immune and inflammatory disorders, including systemic sclerosis, hidradenitis suppurativa, and other novel indications with unmet needs.

Forward Looking Statements Disclaimer

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” “strategy,” “future,” “opportunity,” “would,” “seem,” “seek,” “outlook” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These statements are based on various assumptions, whether or not identified in this communication. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. You should carefully consider the risks and uncertainties described in the “Risk Factors” sections of Zura Bio’s recent filings with the SEC. These filings would identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Many of these factors are outside Zura Bio’s control and are difficult to predict. Many factors could cause actual future events to differ from the forward-looking statements in this communication, including but not limited to: (1) the outcome of any legal proceedings that may be instituted against Zura Bio; (2) volatility in the price of Zura Bio’s securities; (3) the ability of Zura Bio to successfully conduct research and development activities, grow and manage growth profitably, maintain relationships with customers and suppliers, and retain key employees; (4) the ongoing costs relating to operating as a public company; (5) changes in the applicable laws or regulations; (6) the possibility that Zura Bio may be adversely affected by other economic, business, and/or competitive factors; (7) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which Zura Bio operates; (8) the potential inability of Zura Bio to raise additional capital needed to pursue its business objectives or to achieve efficiencies regarding other costs; (9) the enforceability of Zura Bio’s intellectual property, including its patents, and the potential infringement on the intellectual property rights of others, cyber security risks or potential breaches of data security; and (10) other risks and uncertainties described in the registration statement on Form S-1 filed with the SEC on June 14, 2023, and such other documents filed by Zura Bio from time to time with the SEC. These risks and uncertainties may be amplified by the COVID-19 pandemic or other unanticipated global disruption events, which may continue to cause economic uncertainty. Zura Bio cautions that the foregoing list of factors is not exclusive or exhaustive and not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. Zura Bio gives no assurance that it will achieve its expectations. Zura Bio does not undertake or accept any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, or should circumstances change, except as otherwise required by securities and other applicable laws.

Contacts

Zura Bio Limited
Megan K. Weinshank, Head of Investor Relations
info@zurabio.com